Exhibit 5.1

February 12, 2024

Peter Byrne

+1 212 479 6778

pbyrne@cooley.com

DHC Acquisition Corp

1900 West Kirkwood Blvd., Suite 1400B

Southlake, TX 76092

Ladies and Gentlemen:

We have represented DHC Acquisition Corp, a Cayman Islands exempted company (the “Company”) in connection with a registration statement (No. 333-275058) on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement contains a proxy statement/prospectus relating to, among other things, (i) a proposal to change the Company’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), and (ii) a proposal to approve the Business Combination Agreement and Plan of Reorganization, dated as of September 7, 2023 (the “Business Combination Agreement”), by and among the Company, Brand Engagement Network Inc., a Wyoming corporation, BEN Merger Subsidiary Corp., a Delaware corporation, and, solely with respect to certain provisions thereto, DHC Sponsor, LLC, a Delaware limited liability company. The transactions to be effected pursuant to the Business Combination Agreement are referred to as the “Business Combination”. The Company, as continuing entity following the Domestication, is to be renamed “Brand Engagement Network Inc.” and is referred to herein as “New BEN.”

In connection with the Domestication, the Company is to change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing the Certificate of Domestication and the Certificate of Incorporation (each as defined below) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Domestication is subject to the approval of the shareholders of the Company.

In connection with this opinion, we have examined and relied upon (i) the Registration Statement in the form of an amendment thereto to be filed with the Commission on the date hereof, (ii) the Business Combination Agreement; (ii) the Amended and Restated Memorandum and Articles of Association of the Company, as filed with the Commission on March 5, 2021; (iii) the Amendment to the Amended and Restated Memorandum and Articles of Association of the Company, as filed with the Commission on March 14, 2023; (iv) the Amendment to the Amended and Restated Memorandum and Articles of Association of the Company, as filed with the Commission on December 7, 2023; (v) the form of certificate of incorporation of New BEN filed as Exhibit 3.4 to the Registration Statement, which is to be in effect upon closing of the Business Combination (the “Certificate of Incorporation”); (vi) the form of bylaws of New BEN filed as Exhibit 3.5 to the Registration Statement (the “Bylaws”), which are to be in effect upon closing of the Business Combination; (vii) the form of certificate of domestication to be filed with the Delaware Secretary of State (the “Certificate of Domestication”); (viii) the Warrant Agreement (as defined below); and (ix) such other opinions, documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company (except as expressly set forth below) where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Cooley LLP 55 Hudson Yards New York, NY 10001-2157

t: +1 212 479 6000 f: +1 212 479 6259 cooley.com

DHC Acquisition Corp.

February 12, 2024

Page Two

Upon the Certificate of Domestication and the Certificate of Incorporation becoming effective under the DGCL (the “Effective Time”), (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share, of the Company, and each issued and outstanding Class B ordinary share, par value $0.0001 per share, of the Company are to become one share of common stock, par value $0.0001 per share, of New BEN (the “New BEN Common Stock”); (ii) each issued and outstanding whole warrant to purchase one DHC Class A Ordinary Share will automatically represent the right to purchase one share of New BEN Common Stock on the terms and conditions set forth in the warrant agreement, dated March 4, 2021, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”); and (iii) the governing documents of the Company will be the Certificate of Incorporation and the Bylaws of New BEN. In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of the Company that has not been previously separated into the underlying DHC Class A Ordinary Shares and the underlying warrants prior to the Domestication will become one share of New BEN Common Stock and one-half of one warrant representing the right to purchase one share of New BEN Common Stock on the terms and subject to the conditions set forth in the Warrant Agreement.

The Registration Statement relates to the proposed issuance in connection with the Business Combination of (i) up to 29,057,453 shares of New BEN Common Stock, consisting of (a) up to 2,057,453 shares of New BEN Common Stock that may be issued with respect to shares of the Company (the “Domestication Shares”) and (b) up to 27,000,000 shares of New BEN Common Stock that may be issued to the holders of BEN common stock pursuant to the Business Combination Agreement (the “Merger Shares”); (ii) warrants (the “Warrants”) issued pursuant to the Warrant Agreement to purchase up to 10,315,024 shares of New BEN Common Stock; and (iii) up to 10,315,024 shares (the “Warrant Shares”) of New BEN Common Stock issuable upon exercise of the Warrants.

We have assumed without investigation all matters determinable under the laws of the Cayman Islands with respect to the Company, including without limitation that (i) immediately prior to the Domestication, the Company will be duly organized, validly existing and in good standing under the laws of the Cayman Islands, (ii) the Company has full power, authority and legal right to domesticate in the State of Delaware pursuant to Section 388, (iii) the laws of the Cayman Islands permit the Company to domesticate in the State of Delaware pursuant to Section 388, (iv) the discontinuation of the Company from the Cayman Islands will be duly authorized by all necessary corporate action as provided in its governing documents and will be duly effected in accordance with Cayman Islands law, (v) any and all consents, approvals and authorizations from applicable Cayman Islands governmental authorities required to authorize and permit the Company to domesticate in the State of Delaware pursuant to Section 388 will be obtained, (vi) the issued and outstanding ordinary shares of the Company as an exempted company incorporated under the laws of the Cayman Islands immediately prior to the Domestication will be validly issued, fully paid and nonassessable, (vii) all share issuances and documents related thereto that were authorized by the Company prior to the Domestication, including those to be effected pursuant to or in connection with the Warrants and the Business Combination Agreement will have been done in accordance with the applicable governing documents of the Company as a Cayman Islands exempted company and the laws of the Cayman Islands and (viii) the filing of the Certificate of Incorporation with the Delaware Secretary of State will be duly authorized by all necessary corporate action.

Cooley LLP 55 Hudson Yards New York, NY 10001-2157

t: +1 212 479 6000 f: +1 212 479 6259 cooley.com

DHC Acquisition Corp.

February 12, 2024

Page Three

Our opinion is subject to the following:

(i) Prior to effecting the Domestication: (a) the Registration Statement, as finally amended (including all necessary post-effective amendments), will have become effective under the Securities Act; (b) the shareholders of the Company will have approved, among other things, the Business Combination Agreement and the Domestication, including the Certificate of Incorporation and the Bylaws; and (c) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize, approve the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands and other governmental and regulatory authorities required to authorize the Domestication will have been obtained;

(ii) The Certificate of Domestication will be duly executed and thereafter be duly filed with the Delaware Secretary of State in accordance with Sections 103 and 388 of the DGCL, no other certificate or document, other than the Certificate of Incorporation will be filed by or in respect of the Company with the Delaware Secretary of State and the Company will pay any fees and other charges required to be paid in connection with the filing of the Certificate of Domestication;

(iii) The Certificate of Incorporation, in the form filed as Exhibit 3.4 to the Registration Statement, without alteration or amendment (other than identifying the appropriate date), will be duly executed and thereafter be duly filed with the Delaware Secretary of State and have become effective in accordance with Sections 103 and 388 of the DGCL, no other certificate or document, other than the Certificate of Domestication, has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of the Company with the Delaware Secretary of State and the Company will pay any fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation; and

(iv) The Bylaws, in the form attached as Exhibit 3.5 to the Registration Statement, without alteration or amendment (other than identifying the appropriate date), will become effective upon the Effective Time.

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law;

(ii) Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law and by public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought;

(iii) We express no opinion with respect to any provision of the Warrants that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Warrants; (b) specifies provisions may be waived in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modifies such provision; (c) contains a waiver of an inconvenient forum; (d) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make whole payments or other economic remedies; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury,

Cooley LLP 55 Hudson Yards New York, NY 10001-2157

t: +1 212 479 6000 f: +1 212 479 6259 cooley.com

DHC Acquisition Corp.

February 12, 2024

Page Four

service of process or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; or (i) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; and

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that:

1. The Domestication Shares, when issued after the Effective Time in connection with the Domestication as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

2. The Merger Shares, when issued after the Effective Time against payment therefore in accordance with the Registration Statement and the Business Combination Agreement, will be validly issued, fully paid and nonassessable.

3. The Warrants, when issued after the Effective Time in connection with the Domestication as described in the Registration Statement, will be valid and binding obligations of the Company.

4. The Warrant Shares, when issued after the Effective Time in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Cooley LLP 55 Hudson Yards New York, NY 10001-2157

t: +1 212 479 6000 f: +1 212 479 6259 cooley.com

DHC Acquisition Corp.

February 12, 2024

Page Five

We consent to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Sincerely,

COOLEY LLP

By:	/s/ Peter Byrne
Peter Byrne

Cooley LLP 55 Hudson Yards New York, NY 10001-2157

t: +1 212 479 6000 f: +1 212 479 6259 cooley.com